Exhibit 99.1

Horsehead Provides Hedging Update

PITTSBURGH--(BUSINESS WIRE)--December 13, 2011--Horsehead Holding Corp. (Nasdaq:ZINC), a leading U.S. producer of specialty zinc and zinc-based products, today provided an update on its 2012-2013 hedging program. This program, implemented in June 2011 for no cash out of pocket, consisted of:

  purchased zinc put options with a strike price of $0.85/lb, sold call options with a strike price of $1.20/lb, and
  purchased call options with a strike price of $1.81/lb.

The combination of put and call options covered approximately 8,800 tons per month during the planned construction of a new zinc plant from January 2012 through June 2013. This structure effectively resulted in a “cashless collar” for the Company with a minimum zinc price of $0.85/lb and a maximum price of $1.20/lb. Exposure to future collateral requirements was “capped” by the purchased call options at $1.81/lb.

As previously reported, these hedges were LME-registered contracts arranged though an affiliate of MF Global Holdings Ltd. As has been widely reported, MF Global Holdings Ltd. and certain of its affiliates filed for bankruptcy protection under US and UK bankruptcy laws on October 31, 2011. Subsequently, Horsehead has successfully transferred all of these hedge positions to an alternate clearing member of the London Clearing House, with all of the hedges remaining fully intact.

With forward zinc prices lower than when the program was implemented, the Company recently bought back the $1.20/lb call options for approximately $15.7 million and will realize a gain, before taxes, of approximately $13.4 million. Through September 30, 2011, the Company had recorded a net unrealized gain of $19.1 million relating to these call options. The cancellation of these $1.20/lb call options effectively eliminates both the risk of a potential cash collateral requirement and the limitation to the Company’s profitability, in the event that zinc prices increase above $1.20/lb.

The Company currently plans to leave the $0.85/lb put options in place to provide protection to operating cash flow in the event that zinc prices decline below that level during the construction of the new zinc plant. It should be noted that it cost the Company approximately $23 million to purchase these put options in June. The cost would be even higher at today’s lower zinc price. Buying back the $1.20/lb call options at this time for $15.7 million has effectively allowed us to secure downside price protection at a much lower cost.

The Company is evaluating the sale of the $1.81/lb call options. Through September 30, 2011, the Company had recorded a net unrealized loss of $4.9 million relating to these call options.

We also had over-the-counter hedges with the MF Global UK affiliate. These hedges were in the form of fixed-to-variable swap contracts for zinc and copper and variable-to-fixed swap contracts for nickel and lead. The net value of these entire swap contracts as of September 30, 2011 was $0.4 million. The portion of the swaps attributable to INMETCO was an asset of $1.8 million while the net value of the portion attributable to Horsehead Corporation was a liability of $1.4 million. We received notification from MF Global UK Ltd. on November 11, 2011 that these OTC positions were closed effective November 1, 2011, and the Company will be writing off their value in the fourth quarter of 2011.

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America, and Zochem Inc., the second largest single site producer of zinc oxide in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,150 people and has eight facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual outcomes could differ materially due to various factors, including the effectiveness of the Company’s new, existing and future hedging transactions, and the timing of the construction of the Company’s previously announced new zinc plant and its impact on the Company’s future capital and liquidity requirements, as well as those risk factors set forth from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. You should carefully consider these factors and the risk factors and other information in our filings with the Securities and Exchange Commission for a description of risks that could, among other things, cause actual outcomes to differ from these forward-looking statements.

CONTACT:
Horsehead Holding Corp.
Ali Alavi, Senior Vice President, 724-773-2212